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Veraz Networks
“Veraz Networks and Dialogic Analyst Proposed Merger Call”

Thursday, May 13, 2010, 8:30 AM ET
Ron Vidal
Doug Sabella
Nick Jensen
Albert Wood

OPERATOR:	Hello. This is the Chorus Call operator. Welcome to the Veraz Networks and Dialogic Analyst Call to discuss the proposed merger. As a reminder all participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. Anyone who wishes to ask a question may press “*” then “1” on their touchtone phone. If you wish to remove yourself from the question queue, you may press “*” then “2”. Should anyone need assistance during the conference please signal an operator by pressing the “*” key followed by “0” on your touchtone telephone. Please note this conference is being recorded.

At this time I would like to turn the conference over to Mr. Ron Vidal. Mr. Vidal you may begin.

RON VIDAL:	Thank you operator. Good morning everyone and thank you for joining us today. With me on today’s call are Doug Sabella, President and Chief Executive Officer of Veraz Networks, Nick Jensen, Chairman and Chief Executive Officer of Dialogic and Al Wood, Chief Financial Officer of Veraz Networks.

First, we’ll share some thoughts on the news today and then we’ll take your questions. A webcast of the call as well as the press release are available on our Investor Relations website at www.veraznetworks.com. We would like to remind you that some of the comments we’ll make today are forward-looking including statement regarding Veraz’s and Dialogic’s prospects for improving their products and services, creating new business opportunities and the expected timing of the close of the merger.

These statements involve a number of risks and uncertainties that could cause actual results to differ from those anticipated including regulatory factors, changes in economics, business, technological and competitive factors and the failure of Veraz and Dialogic to work together effectively.

Please refer to Veraz’s SEC filings including Veraz’s report on Form 10-Q for the quarter ended December 31, 2010 for additional risk factors that may affect the outcome of these forward-looking statements. Copies of these documents may be obtained as of today, and you should not rely on them as representing our views to the future.

We undertake no obligation to update these statements after this call. Any future product, feature or related specification that may be referenced on today’s call are for information purposes only and are not commitments to deliver any technology or enhancement. Veraz reserves the right to modify future products at any time.

Veraz will be filing a proxy statement and we encourage you to read it when it becomes available, because it will contain important information about the proposed transaction.

And now I’d like to turn over the call to Veraz’s President and CEO, Doug Sabella.

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DOUG SABELLA:	Thanks Ron. This is a very exciting announcement for Veraz and our customers. As you know, Veraz has achieved its market position by enabling its service provider customers to optimize and secure their voice and data networks. We have a long admired Dialogic for their ability to enable their service provider and enterprise customers to deliver innovative solutions to the most pressing video, voice and data opportunities and to create and lead new markets in the process. That’s why we’re confident that the combination of our companies will deliver three key benefits. Highly complementary customer solutions, global customer scale and profitable growth, said differently, we believe that this merger will create a leading enabler to unleash the power of video, voice and data for 3G and 4G service provider networks.

Veraz and Dialogic have a very complementary portfolio of products that work well together with very little overlap. With solutions covering mobile video, session transport, session control and management and a broader array of enterprise products, we are well positioned to deliver an end-to-end value proposition for customers enhanced by a very well established global support and service portfolio. In turn, we feel that these solutions will deliver gross margins that are consistent with industry leaders, especially as we transition our mix to favor software and services. With 3000 customers served by the combined company, we will now be present in over 80 countries and in eight of the ten largest mobile carriers, yet no one customer will account for more than 4% of the revenue, and this diversity is clearly a plus.

Customers will also come to appreciate our enhanced scale with over 1,000 employees to serve our global opportunities. This transaction is being classified as a share exchange with Veraz shareholders to own 30% and Dialogic shareholders to own 70% of the combined company respectfully. We expect the deal to close in the second half of 2010 subject to stockholder and regulatory approval as well as the customary closing conditions. The new company will retain the Dialogic name and expects to continue to be traded on the NASDAQ exchange and while tech deals are often done for many reasons, it is undeniable as the scale on potential credibility that this deal represents for our combined companies.

Following the merger and subsequent integration of the two companies, we expect Dialogic on an annualized basis after excluding adjustments to revenue and expenses under purchase accounting rules, transaction related costs, and one time charges to have revenues in excess of $250 million, gross margins of 65 to…60% to 65% and EBITDA of 10% to 15% of revenue defined as earnings before interest, taxes, depreciation, amortization and stock compensation expenses and including expected operational cost synergies.

We believe that these types of results can only serve to enhance our story and to further assure our customers that Dialogic is a company with which they can do business with for years to come. Our merged company will enable us to serve our service provider, communication equipment manufacturers, ISV’s and distributors even better with scope and scale. Our customers will include eight of the ten largest mobile carriers, four of the five largest communication equipment manufacturers and a rich ecosystem of ISV’s and distributors throughout the world.

With names such as T-Mobile, Telephonica, Orange, AirTel, China Mobile, American Mobile, ZTE, NSN, Alcatel Lucent, Dell and Tech Data, very few companies of our size can speak to such a diverse yet top tier customer base. It is one of our great strengths and provides a wonderful opportunity to grow as we evolve these customers from TDM to IP and from voice to video and beyond. Bringing together Veraz and Dialogic creates a company with a diverse and balanced channel of customer distribution. While this merger clearly yields large opportunities for our service provider business, the combined company based on annualized data would generate approximately 40% of its revenue from Dialogic’s enterprise business.

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It is important to note that Dialogic has always had its roots firmly planted in enterprise and it will continue to be a core source of product innovation and cash flow for the new organization. The new company will remain committed to the enterprise segment and in Dialogic’s award winning Partner Ecosystem. The combination of Veraz and Dialogic will also have geographical diversification with Europe and North America as the largest regions and strong growth opportunities in Asia Pacific and Latin America.

Customer diversification is clearly a benefit of the combination. Based on annualized financials the combined company’s top customers would account for only…top customers would only account for 4% of the total revenue and the top five customers would account for less than 15% of the total revenue.

We are hopeful that the merger of Veraz and Dialogic will create a new and exciting company with a product portfolio and resources to be a true mission critical supplier to service providers. The combination of Veraz…Veraz’s direct global footprint and Dialogic’s channels will create a company of substantial size with global reach and resources thus allowing our customers to be extremely confident that they choose…when they choose to partner with us.

Now I’ll turn the call over to Nick to describe the strategic implications of the combination of our companies. Nick?

NICK JENSEN:	Thank you Doug. Clearly, this is a deciding moment for all of us today. We at Dialogic clearly also I believe in the power of this very strong combination. Dialogic has been recognized as a pioneer and leader in mobile video and we appreciate the power that video represents in enabling carriers to profit from their investments in 3G and 4G networks. Keep in mind that Dialogic has been delivering innovative solutions to the mobile carriers dating back to analog and the transition to digital and now we’re at the forefront again as we move to advanced networks.

Dialogic has consistently delivered technologies that enable our partners to craft the type of applications such as interactive video, video call extenders, video call completion and video messaging that delight mobile subscribers on a worldwide basis. Furthermore, we are eager to bring Veraz’s portfolio of IP switching, wireless backhaul and network security solutions to bear on our most demanding customers. One of the key themes that will emerge from this transaction will be to focus on the needs of mobile carriers and the long-term opportunities we see from video and data services.

3G is now becoming big deals in developed countries and starting to come online in emerging markets at a rapid clip in countries such as China and India. Just take a look at the 3G auctions currently underway in India. With the cost of national licenses now exceeding $3 billion, it’s a testament to the fact that mobile carriers are investing heavily to enable the types of value added services that Dialogic brings to market today and according to Portia Research, 3G subscriber penetration will exceed 64% within three years, representing nearly four billion subscribers with potential access to our advanced solutions. And with the innovation in mobile handsets and smartphones, value-add services will continue to be a stimulus that drives subscribers to consume data at rates far outpacing 3G subscriber gains. Industry estimates suggest that video traffic alone will grow at 131% over the next three years due to this type of demand.

As we said, Dialogic has long been a significant player in enabling core applications for mobile carriers. Services that are completely ubiquitous today such as SMS, color ringtones, location based services even composing and voice, have all been powered by Dialogic for years. 3G however, provides Dialogic with the opportunity to transition our partners to an interactive video world with video SMS, video ringtones, video conferencing and even video voice mail.

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As a proof point, at the Mobile World Congress in Barcelona, the majority of companies that announced the worlds first in video SMS over the past couple of years all used exclusively Dialogic technology to power their solutions. So going forward, the key element to appreciate is that almost any mobile service today can be enhanced with video and voice technologies from Dialogic. Our real strength however lies in the fact that we have built a global base of application partners who are partnering with the mobile carriers to leverage the potential of their network operations.

It is these partners who build in Dialogic and bring these amazing value-add service to the marketplace. The challenge however is that mobile carriers are struggling to keep pace with subscriber demands. Network congestion or even outages has been widely reported in cities such as New York City, San Francisco yet the types of applications that are playing havoc with the networks are the same services that will enable mobile carriers to grow ARPU and recognize return on their investment.

Now combined with Veraz, we feel very well positioned to continue to promote the video, voice and data applications that subscribers demand. At the same time, we can assist the carriers in managing their network traffic burden. Furthermore, we believe over the long-term notion of video quality of experience will emerge to become a competitive advantage for the new Dialogic as mobile carriers turn to us for a breadth of key solutions.

Doug and I firmly believe that the new Dialogic represents a strong foundation for growth. We expect the annualized revenue in excess of $250 million U.S dollars, a great product portfolio with very attractive gross margins, a relentless focus in key market such as mobile video that are on the upswing and the ability to leverage Dialogic’s proven track record of integrating and building on deals such as this merger.

For those who know Dialogic, this is our fourth deal in the past five years, a process which we feel very comfortable and will practice in the best way to create shareholder value. We also highlighted the breadth, stability and diversity of our global customer base, as well as the top tier nature of these customers. We also believe that this merger has the potential to create advantages for us in the marketplace and to truly unleash the profits from video; voice and data that we all know are present in mobile carrier networks across the globe.

Thank you for your time today, and we look forward to answering your questions. Operator, if you would please open the line for questions.

Q&A

OPERATOR:	Thank you sir. Anyone who wishes to ask a question may press “*” then “1 on your touchtone phone. If you wish to remove yourself from the question queue you may press “*” then “2”. We do ask that when you do pose your question that you pick up your handset to provide optimum sound quality. Anyone who has a question may press “*” then “1” at this time.

Our first question comes from Greg Mesniaeff from Needham & Company.]

GREG MESNIAEFF:	Yes good morning and congratulations Doug and Nick.

DOUG SABELLA:	Thanks Greg.

GREG MESNIAEFF:	A couple of questions. Let me start by asking how will the profile of the combined company change in terms of revenue, geographic revenue composition, I mean clearly Veraz has been focused primarily on overseas markets and with the combined entity, how will the domestic component appear as part of the overall revenue picture?

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DOUG SABELLA:	So Greg, the way…the evolution if you think about it for Veraz its been historically about 80% of our revenue has been outside of the US. Now with the combination of Dialogic, we’ll actually see about 80% of our revenue coming from or 75% of our revenue coming from the EMEA region and from the US and then the other 20% and actually the fastest growing region is coming from Asia Pacific and Latin America.

GREG MESNIAEFF:	And how will that impact your, you know your OpEx, your SG&A in terms of the shift geographically?

DOUG SABELLA:	Well the…you know, you can assume one of the benefits of putting the company together is that there are always cost synergies although we’re not going to…we’ll describe that in more and more detail in the 14A Filing, but there are obviously also strong synergies we will get in the field by having a broader revenue stream in each of the regions. You know for Veraz, it’s always been challenging as you globalize to maintain a…the cost structure you need to actually have folks around the world whether it be for the services or the sales folks. Now combining the companies together, folks will have a combined sales force that could sell a broader portfolio of products and our services team which has been very successful in growing its revenue can now extend what its doing and then really combine its forces to actually create more and more…optimized services organization globally.

So we think there’s benefits both in terms of how we’re going to be able to support customers in terms of portfolio, but also in terms of the efficiencies we’ll get by that.

GREG MESNIAEFF:	Thanks and my other question, Nick you mentioned, you talked briefly about some of the Dialogic applications, how they could be you know, leveraged in a video wireless kind of a context. How will the combined company leverage, how do you see it leveraging Dialogic’s enterprise products into the wireless carrier space?

NICK JENSEN:	One I think…I think Greg from an enterprise point of view, I think you know we’ll continue to be very, very forceful in that market we have. We do have the channel to continue to focus on that. I believe that Veraz has got an excellent [indiscernible] way that will go right into that market and some of the SPC technology that we now integrated into all of our border element gateways will be…will fit very nicely into that market. I think a lot of the new video technology though is being driven by demands in the carrier networks. That’s where we see all the innovation, so all these new innovations that you see with Airtel, China Mobile and some of the myriad carriers are all coming kind of from that front, and we see that going to the enterprise market over time. I mean we’re still as you know, still not at a complete video across the IP networks on an enterprise level. We’re still at end point games in terms of our presence and so forth, so we still see about two or three year lag between the two.

So I think the enterprise customers we have will clearly benefit from the innovation that comes from being a consumer centered guy and going to the market over time. We see that continuing and we see the fact we got each foot in both camps to be something where we can leverage that over time at a much lower cost because the technology was only being developed for the carrier market.

GREG MESNIAEFF:	Thank you.

OPERATOR:	Our next question comes from Jim Kennedy from Marathon Capital Management. Please go ahead.

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JIM KENNEDY:	Hi Doug, hi Nick.

NICK JENSEN:	Hi Jim.

DOUG SABELLA:	Hey Jim.

JIM KENNEDY:	Nick a question for you, we know what Veraz’s balance sheet looks like. Can you tell us a little bit about Dialogic’s balance sheet?

NICK JENSEN:	Sure I mean, what I will do is of course, you know refer to that in kind of the…the [indiscernible] is going on, but I would say generally we’ve been EBITDA profitable for the last many, many years. We’ve taken a different route in terms of prior companies, so we took on debt to do a lot of acquisitions over the last three years and paid cash for them, and our avenue was always to go public at some point in time to de-lever as part of that. So we have debt, gross debt of about $100 million, for the combined company we will have net debt of roughly $60 million, and looking forward that means if you look at it from a net leverage point of view, at the low end of our expected EBITDA range will be about 2.2, at the high end, about 1.5 from a leverage point of view. So this is just where we’ve been different. We’ve been profitable, have been able to service our debt very well over the past many years. So, when you see that, you will see us having debt and you will see Veraz as you know, having the cash from that point of view it’s also a good fit and you know, for us going forward, being public, we got even better chances to continue to de-lever as we move forward envision to operating earnings.

JIM KENNEDY:	Okay and then Nick can you share in terms of your product portfolio how much is levered to recurring income or revenue each year versus new sales?

NICK JENSEN:	I believe, I don’t have that on hand Jim. I want to check it, I believe the number, I remember off the top of my mind but again, we need to be careful here. I think we had about 20% of our revenue last year came from new customers and new technologies. When you get somebody with the Dialogic piece of it, you would see though a lot of the IP software technologies are really same kind of API for all the TDM’s. So you have a number of new customers that actually go from TDM to IP very seamlessly without changing applications and so forth. So perhaps I need you to get a little bit more familiar with that so you can see how that works out. I believe the number was about 15% to 20% last year.

JIM KENNEDY:	Okay and then in the SMS world and particularly the LBS world, do you actually in the LBS world, do you have any applications now that you either have developed or you own or that are in place and then in the SMS world, is it CDMA or are your GSM or what are you doing in that area?

NICK JENSEN:	We don’t do applications. What we do is look at us as the engine inside. So you have all these great customers out there. Let me name a few; OnMobile, 197 India who are building all these applications for AirTel and Vodafone. What they use is inside all of our engines. So what we provide is SS7 technology, SIGTRAN technology for the LBS for the billing and we’re enabling all of the media streaming to do both the video streaming, to do the video transcoding, all that is inside the box. So we don’t do the applications. We don’t compete with our customers. We’re completely agnostic to technology whether it’s CDMA or 3G, 2G, EDGE or 4G.

JIM KENNEDY:	Okay how about on SMS, same thing?

NICK JENSEN:	Yeah, well, we do not do applications. We power SMS. We power the vast majority of the world’s SMS and we probably have the vast majority, if not the vast majority, about a significant majority of APAC SMS lines and also Color Ring Back Tone lines.

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JIM KENNEDY:	Okay so basically, you’re the infrastructure that resides at the carrier level in many cases?

NICK JENSEN:	That’s correct, at the EDGE, its all EDGE stuff that we do here.

JIM KENNEDY:	Okay and then last question for you, to the extent that you can, can you share with us your thoughts about going public, the route you have chosen versus other options that you looked at?

NICK JENSEN:	Sure, I mean we’ve been private for three years and, not for three years, since quite a long long time, but the last three years since we started acquiring the old analogy (Ph) from Intel, one of the paths we had was eventually to do, go public, and that is a path we’ve been looking at for some time in terms of doing it. Clearly, the last couple of years as you know with the markets being a little bit different to do that but for us, we had the alternative of either going public or continue to stay private and do more acquisitions and for us, this is what we wanted to do and it’s good for us. It’s not what’s driving the deal. What’s driving the deal is clearly the merits of the very complimentary nature of the two businesses and the strategic fit that we see. The excellent name of both brands with customers with the character and so forth, so that was what drove us to do the deal. Veraz happened to be public was a plus.

OPERATOR:	Thank you. As a reminder if you would like to ask a question please press “*” then “1” on your touchtone phone. If you wish to remove yourself from the question queue, you may press “*” then “2.” We do ask that if you are using a speakerphone on today’s conference, when you ask your question to please pick up your handset to provide optimum sound quality. Anyone who wishes to ask a question may press “*” then “1” at this time. We will now pause to allow participants to enter the question queue.

We show no further questions at this time. We’ll now allow the hosts to provide their closing remarks.

NICK JENSEN:	Okay I thank this is Nick Jensen again on behalf of Doug and I and both of our teams in both Veraz and Dialogic, again we’re very excited about this transaction and we are going to work very hard to close as soon as absolutely possible. We hope to be sharing more as we move along and to talk to the individual analyst as we do the filings and as we move along and hopefully, we get a chance to talk to all of you. Thank you. Doug, you want to have any closing comments?

DOUG SABELLA:	Yes but the one closing comment I’ll make is that there are for those interested, there are presentations and FAQs that are on the investor website so that they could get a broader view of the merger and why we believe this is beneficial and synergistic to our customers, our shareholders and our employees. Thank you.

OPERATOR:	Thank you all very much for participating. This concludes today’s event.

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Additional Information about the Proposed Transaction and Where You Can Find It

Veraz plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of Veraz to be held for the purpose of voting on the issuance of Veraz common stock in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Veraz with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Veraz may obtain free copies of the documents filed with the SEC by contacting Veraz’s Investor Relations department at (408) 750-9400 or Investor Relations, Veraz Networks, Inc., 926 Rock Avenue, Suite 20, San Jose, California 95131. You may also read and copy any reports, statements and other information filed by Veraz with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Veraz and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Veraz in favor of the proposed transaction. A list of the names of Veraz’s executive officers and directors, and a description of their respective interests in Veraz, are set forth in the proxy statement for Veraz’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2010, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended.

If and to the extent that executive officers or directors of Veraz will receive any additional benefits in connection with the proposed transaction that are unknown as of the date of this filing, the details of such benefits will be described in the proxy statement and security holders may obtain additional information regarding the interests of Veraz’s executive officers and directors in the proposed transaction by reading the proxy statement when it becomes available.